Exhibit 4.1

BLUE STAR FOODS CORP.

COMMON STOCK PURCHASE WARRANT

WARRANT CERTIFICATE

THIS WARRANT CERTIFICATE (the “Warrant Certificate”) certifies that for value received, Newbridge Securities Corporation (the “Holder”), is the owner of this warrant (the “Warrant”), which entitles the Holder to purchase at any time on or before the Expiration Date (as defined below) ________________________ (__________) shares (the “Warrant Shares”) of fully paid non-assessable shares of the common stock, par value $0.0001 per share (the “Common Stock”) of BLUE STAR FOODS CORP., a Delaware corporation (the “Company”), at a purchase price per Warrant Share of _____________ Dollars ($_______) (the “Exercise Price”), in lawful money of the United States of America by bank or certified check, subject to adjustment as hereinafter provided. This Warrant Certificate is issued in accordance with, and as required by, the terms of that certain Investment Banking Engagement Agreement dated July 8, 2021, as amended, by and among the Company and the Holder.

1. WARRANT; EXERCISE PRICE.

This Warrant shall entitle the Holder to purchase the Warrant Shares at the Exercise Price. The Exercise Price and the number of Warrant Shares evidenced by this Warrant Certificate are subject to adjustment as provided in Article 6.

2. EXERCISE; EXPIRATION DATE.

(a) This Warrant is exercisable, at the option of the Holder, in whole or in part, commencing on a date which is one hundred eighty (180) days from the commencement of sales of the Common Stock sold in an offering pursuant to a certain underwriting agreement by and among the Company and the Holder as representative of the underwriters therein dated __________, 2021 (the “Offering”), and expiring on the three year anniversary of the effective date of the registration statement filed under the Offering. The Warrant may be exercised by delivering to the Company written notice of exercise (the “Exercise Notice”), stating the number of Warrant Shares to be purchased thereby, accompanied by bank or certified check payable to the order of the Company or by bank wire transfer in immediately available funds for the Warrant Shares being purchased. Within ten (10) business days of the Company’s receipt of the Exercise Notice accompanied by the consideration for the Warrant Shares being purchased, the Company shall instruct its transfer agent to issue and deliver to the Holder a certificate representing the Warrant Shares being purchased. In the case of exercise for less than all of the Warrant Shares represented by this Warrant Certificate, the Company shall cancel this Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate for the balance of such Warrant Shares. The Company, or its designee, shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. Upon delivery of the Exercise Notice to the Company pursuant to this Section 2(a), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised pursuant to such Exercise Notice.

(b) Expiration. The term “Expiration Date” shall mean 5:00 p.m., New York time, on ____ ___, 2024, or if such date in the State of New York shall be a holiday or a day on which banks are authorized to close, then 5:00 p.m., eastern standard time, the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.

3. TRANSFER.

(a) Transferability. In accordance with FINRA Rule 5110(e)(1), neither the Warrants nor the Warrant Shares may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person or a period of 180 days immediately following the date of effectiveness or commencement of sales of the Offering pursuant to which the underwriter’s warrants being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in the Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. In order to make any permitted assignment, this Warrant shall be surrendered at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 3(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company or on behalf of the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owners hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary from the Holder. Upon thirty (30) days’ prior written notice to the Holder, the Company may appoint a warrant agent (the “Warrant Agent”) to maintain the Warrant Register. Either the transfer agent for the Company or a third party may be appointed by the Company as the Warrant Agent, at the Company’s sole discretion. The Company shall remain responsible for the contents of the Warrant Register, notwithstanding the appointment of a Warrant Agent.

4. RESERVATION OF SHARES; REGISTRATION RIGHTS.

(a) The Company covenants that it will at all time reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon exercise of this Warrant, such number of shares of Common Stock as shall then be issuable upon the exercise of this Warrant. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of this Warrant shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof.

(b) To the extent the Company does not maintain an effective registration statement for the Warrant Shares, and in the event that the Company files a registration statement with the Securities and Exchange Commission to register its Common Stock (other than a registration statement on Form S-4 or S-8, or on another form, or in another context, in which “piggyback” registration would be inappropriate), then, for the term of this Warrant Certificate, the Company shall give written notice of such proposed filing to the Holder as soon as practicable but in no event less than 20 days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and offer to the Holder in such notice the opportunity to register the sale of such number of Warrant Shares as such Holder may request in writing within five days following receipt of such notice (a “Piggyback Registration”). The Company shall use commercially reasonable efforts to cause such Warrant Shares to be included in such registration and shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Warrant Shares requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Warrant Shares in accordance with the intended method(s) of distribution thereof. All Holders proposing to distribute their securities through a Piggyback Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration. Notwithstanding the provisions of this Section 4(b), such right to request Piggyback Registration shall terminate on the third anniversary of the effective date of the registration statement filed under the Offering, to comply with FINRA Rule 5110(g)(8).

(c) The Warrants and the Warrant Shares shall further comply with all other conditions specified in FINRA Rule 5110(g).

5. LOSS OR MUTILATION.

If the Holder loses this Warrant, or if this Warrant is stolen, destroyed or mutilated, the Company shall issue an identical replacement Warrant upon the Holder’s delivery to the Company of a customary agreement to indemnify the Company for any losses resulting from the issuance of the replacement Warrant.

6. PROVISIONS REGARDING ADJUSTMENTS TO STOCK.

(a) Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

(i) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (A) the number of shares of Common Stock for which this Warrant is exercisable into immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which this Warrant is exercisable into immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (B) the Exercise Price shall be adjusted to equal (x) the current Exercise Price immediately prior to the adjustment multiplied by the number of shares of Common Stock for which this Warrant is exercisable into immediately prior to the adjustment divided by (y) the number of shares of Common Stock for which this Warrant is exercisable into immediately after such adjustment. Provided that, no Holder shall receive or accrue cash dividends with respect to Warrants that have not been exercised into shares of Common Stock.

(b) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price, the Company, at its expense, shall promptly, and in any event within two (2) business days, compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price at the time in effect for this Warrant and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the exercise of this Warrant.

(c) Notices of Record Date. In the event of any fixing by the Company of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to the Holder at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

(d) Merger, Consolidation, etc. In case of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (or in the case of any sale, transfer, or other disposition to another corporation of all or substantially all the property, assets, business, and goodwill of the Company), the Holder of this Warrant shall thereafter be entitled to purchase the kind and amount of shares of capital stock which this Warrant entitled the Holder to purchase immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale, transfer, or other disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Section 6 with respect to rights and interests thereafter of the Holder of this Warrant to the end that the provisions of this Section 6 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of this Warrant.

(e) Fractional Shares. No certificate for fractional shares shall be issued upon the exercise of this Warrant, but in lieu thereof the Company shall purchase any such fractional shares calculated to the nearest cent or round up the fraction to the next whole share.

(f) Rights of the Holder. The Holder of this Warrant shall not be entitled to any rights of a shareholder of the Company in respect of any Warrant Shares purchasable upon the exercise hereof until such Warrant Shares have been paid for in full and issued to it. As soon as practicable after such exercise, the Company shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, to the person or persons entitled to receive the same. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

7. NO IMPAIRMENT.

The Company shall not by any action including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefore upon such exercise immediately prior to such increase in par value, (b) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non assessable shares of Common Stock upon the exercise of this Warrant, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. Upon the request of Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

8. LIMITATION OF LIABILITY.

No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

9. MISCELLANEOUS.

(a) Transfer Taxes; Expenses. The Holder shall pay any and all underwriters’ discounts, brokerage fees, and transfer taxes incident to the sale or exercise of this Warrant or the sale of the underlying shares issuable hereunder, and shall pay the fees and expenses of any special attorneys or accountants retained by it.

(b) Successors and Assigns. Subject to compliance with the provisions of Section 3, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder.

(c) Certain Covenants. The Company covenants that all shares of Common Stock issued upon exercise of this Warrant will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof. If any shares of Common Stock issuable upon the exercise hereof require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon exercise, the Company will, to the extent then permitted by the rules and interpretations of the applicable government authority, use its best efforts to secure such registration or approval, as the case may be. The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon exercise of this Warrant.

(d) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(e) Notice. Any notice or other communication required or permitted to be given to the Company shall be in writing and shall be delivered by certified mail with return receipt or delivered in person against receipt, addressed to the Company at its address listed in its filings with the Securities and Exchange Commission.

(f) Governing Law. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the conflicts of laws provisions thereof.

(g) Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date set forth below.

BLUE STAR FOODS CORP.

By:
Name:	John R. Keeler
Title:	Executive Chairman and Chief Executive Officer

BLUE STAR FOODS CORP.

FORM OF EXERCISE OF WARRANT

The undersigned hereby elects to exercise this Warrant as to _____________ shares of the Common Stock of BLUE STAR FOODS CORP., a Delaware corporation, covered thereby. Enclosed herewith is a bank or certified check in the amount of $_____________ payable to the Company.

The shares should be sent to me at the address provided below.

Date:________________
(Signature)

Name (Printed):

Address:

Social Security Number (for individual holder) or Employer Identification Number (Tax ID) (for entity):